EXHIBIT 99

                         AMBANC HOLDING CO., INC.

                     RECOGNITION AND RETENTION PLAN



    1. Plan Purpose. The purpose of the Plan is to promote the long-term interests of the Corporation and its stockholders by providing a means for attracting and retaining directors, advisory directors, executive officers and employees of the Corporation and its Affiliates.

    2.  Definitions.  The following definitions are applicable to the
Plan:

         "Award" - means the grant by the Committee of Restricted
Stock, as provided in the Plan.

         "Affiliate" - means any "parent corporation" or "subsidiary corporation" of the Corporation, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

         "Bank" - means Amsterdam Savings Bank, FSB, a savings institution and its predecessors and successors.

         "Code" - means the Internal Revenue Code of 1986, as amended.

         "Committee" - means the Committee referred to in Section 7 hereof.

         "Continuous Service" - means the absence of any interruption or termination of service as a director, advisory director, executive officer or employee of the Corporation or any Affiliate. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Corporation or any Affiliate or in the case of transfers between payroll locations of the Corporation or between the Corporation, its subsidiaries or its successor.

         "Corporation" - means Ambanc Holding Co., Inc., a Delaware corporation.

         "ERISA" - means the Employee Retirement Income Security Act of 1974, as amended.

         "Non-Employee Director" - means a director who a) is not currently an officer or employee of the Corporation; b) is not a former employee of the Corporation who receives compensation for prior services (other than from a tax-qualified retirement plan); c) has not been an officer of the Corporation; d) does not receive remuneration from the Corporation in any capacity other than as a director; and e) does not possess an interest in any other transactions or is not engaged in a business relationship for which disclosure would be required under Item 404(a) or (b) of Regulation S-K.

         "Participant" - means any director, advisory director, executive officer or employee of the Corporation or any Affiliate who is selected by the Committee to receive an Award.

         "Plan" - means the Recognition and Retention Plan of the Corporation.

         "Restricted Period" - means the period of time selected by the Committee for the purpose of determining when restrictions are in effect under Section 3 hereof with respect to Restricted Stock awarded under the Plan.

         "Restricted Stock" - means Shares which have been contingently awarded to a Participant by the Committee subject to the restrictions referred to in Section 3 hereof, so long as such restrictions are in effect.

         "Shares" - means the common stock, par value $0.01 per share, of the Corporation.

    3. Terms and Conditions of Restricted Stock. The Committee shall have full and complete authority, subject to the limitations of the Plan, to grant awards of Restricted Stock and, in addition to the terms and conditions contained in paragraphs (a) through (f) of this Section 3, to provide such other terms and conditions (which need not be identical among Participants) in respect of such Awards, and the vesting thereof, as the Committee shall determine.

         (a) At the time of an award of Restricted Stock, the Committee shall establish for each Participant a Restricted Period, during which or at the expiration of which, as the Committee shall determine and provide in the agreement referred to in paragraph (d) of this Section 3, the Shares awarded as Restricted Stock shall vest, and subject to any such other terms and conditions as the Committee shall provide, shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, except as hereinafter provided, during the Restricted Period. Except for such restrictions, and subject to paragraphs (c) and (e) of this Section 3 and Section 4 hereof, the Participant as owner of such shares shall have all the rights of a stockholder, including but not limited to the right to receive all dividends paid on such shares and the right to vote such shares. The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect thereto, or to remove any or all of such restrictions, whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circum-

stances occurring after the commencement of such Restricted Period.

         (b) Except as provided in Section 5 hereof, if a Participant ceases to maintain Continuous Service for any reason (other than death, total or partial disability or retirement at age 65 or later), unless the Committee shall otherwise determine, all Shares of Restricted Stock theretofore awarded to such Participant and which at the time of such termination of Continuous Service are subject to the restrictions imposed by paragraph (a) of this Section 3 shall upon such termination of Continuous Service be forfeited and returned to the Corporation. If a Participant ceases to maintain Continuous Service by reason of death, total or partial disability or retirement at age 65 or later, Restricted Stock then still subject to restrictions imposed by paragraph (a) of this Section 3 will be free of those restrictions.

         (c) Each certificate in respect of Shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Corporation and shall bear the following (or a similar) legend:

             "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Recognition and Retention Plan of Ambanc Holding Co., Inc. Copies of such Plan are on file in the offices of the Secretary of Ambanc Holding Co., Inc., 11 Division Street, Amsterdam, New York 12010-4303.

         (d) At the time of any Award, the Participant shall enter into an Agreement with the Corporation in a form specified by the Committee, agreeing to the terms and conditions of the Award and such other matters as the Committee, in its sole discretion, shall determine (the "Restricted Stock Agreement").

         (e) At the time of an award of shares of Restricted Stock, the Committee may, in its discretion, determine that the payment to the Participant of dividends declared or paid on such shares, or specified portions thereof, by the Corporation shall be deferred until the lapsing of the restrictions imposed under paragraph (a) of this Section 3 and shall be held by the Corporation for the account of the Participant until such time. In the event of such deferral, there shall be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. In the event of such deferral, upon the forfeiture of such shares under paragraph (b) of this
Section 3, all deferred dividends and interest thereon shall be forfeited.

         (f) At the expiration of the restrictions imposed by paragraph (a) of this Section 3, the Corporation shall redeliver to the Participant (or where the relevant provision of paragraph (b) of this Section 3 applies in the case of a deceased Participant, to his legal representative, beneficiary or heir) the certificate(s) and stock power deposited with it pursuant to paragraph (c) of this Section 3 and the Shares represented by such certificate(s) shall be free of the restrictions referred to in paragraph (a) of this Section 3.

    4. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Corporation, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan and the number and class of shares with respect to which Awards theretofore have been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any shares of stock or other securities received, as a result of any of the foregoing, by a Participant with respect to Restricted Stock shall be subject to the same restrictions and the certificate(s) or other instruments representing or evidencing such shares or securities shall be legended and deposited with the Corporation in the manner provided in Section 3 hereof.

    5. Effect of Change in Control. Each of the events specified in the following clauses (i) through (iii) of this Section 5 shall be deemed a "change of control": (i) any third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, shall become the beneficial owner of shares of the Corporation or the Bank with respect to which 25% or more of the total number of votes may be cast for the election of the Board of Directors of the Corporation or the Bank, (ii) as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Corporation or the Bank shall cease to constitute a majority of the Board of Directors of the Corporation or the Bank, or
(iii) the shareholders of the Corporation shall approve an agreement providing either for a transaction in which the Corporation will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all the assets of the Corporation or the Bank. If the Continuous Service of any Participant of the Corporation is involuntarily terminated for whatever reason, at any time within twelve months after a change in control, unless the Committee shall have otherwise provided, any Restricted Period with respect to Restricted Stock theretofore awarded to such Participant shall lapse upon such termination and all Shares awarded as Restricted Stock shall become fully vested in the Participant to whom such Shares were awarded.

    6. Assignments and Transfers. No Award nor any right or interest of a Participant under the Plan in any instrument evidencing any Award under the Plan may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA or the rules thereunder.

    7. Administration. The Plan shall be administered by a Committee consisting of two or more members, each of whom shall be a Non-Employee Director. The members of the Committee shall be appointed by the Board of Directors of the Corporation. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (i) select Participants and grant Awards;
(ii) determine the number of shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the terms and conditions upon which Awards shall be granted under the Plan; (iv) prescribe the form and terms of instruments evidencing such grants; and (v) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

    A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee.

    8. Shares Subject to Plan. Subject to adjustment by the operation of Section 4 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 4% of the total Shares issued by the Corporation in connection with the Bank's conversion to stock form. The shares with respect to which Awards may be made under the Plan may be either authorized and unissued shares or issued shares heretofore or hereafter reacquired and held as treasury shares. An Award shall not be considered to have been made under the Plan with respect to Restricted Stock which is forfeited and new Awards may be granted under the Plan with respect to the number of Shares as to which such forfeiture has occurred.

    9. Employee Rights Under the Plan. No director, advisory director, executive officer or employee shall have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant and no director, advisory director, executive officer, employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Corporation or any Affiliate. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation, the Bank or any Affiliate.

    10.  Withholding Tax.  Upon the termination of the Restricted
Period with respect to any shares of Restricted Stock, the Corporation may withhold from any payment or distribution made under this Plan sufficient Shares to cover any applicable withholding and employment taxes. The Corporation shall have the right to deduct from all dividends paid with respect to shares of Restricted Stock the amount of any taxes which the Corporation is required to withhold with respect to such dividend payments. No discretion or choice shall be conferred upon any Participant with respect to the form, timing or method of any such tax withholding.

    11.  Amendment or Termination.  The Board of Directors of the
Corporation may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, sus-

pension or termination shall impair the rights of any Participant, without his consent, in any Award theretofore made pursuant to the Plan.

    12. Term of Plan. The Plan shall become effective upon its ratification by the stockholders of the Corporation. It shall continue in effect for a term of ten years unless sooner terminated under Section 11 hereof.